UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) May 10, 2018

FIRST COLOMBIA DEVELOPMENT CORP.
(Exact name of registrant as specified in its charter)

Nevada	333-181259	N/A
(State or other jurisdiction of	(Commission File Number)	(IRS Employer
incorporation)		Identification No.)

101 1/2 Mary Street West, Whitby, ON Canada	L1N 2R4
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (904) 430-6433

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[   ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[   ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)
[   ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))
[   ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b -2 of this chapter).

Emerging growth company [   ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [   ]

Item 1.01        Entry into a Material Definitive Agreement
Item 2.01        Completion Of Acquisition Or Disposition Of Assets

Effective May 10, 2018, we executed and closed a purchase agreement with Grupo Jaque Ltd. and First Colombia Devco SAS whereby we acquired the issued and outstanding share capital of First Colombia Devco SAS, a Colombian company, from its sole shareholder, Grupo Jaque Ltd. The consideration for the purchase was $100,000, which represented a reimbursement of the vendor’s costs to capitalize and establish the Colombian company, and the costs of establishing the company’s Colombian head offices..

Our goal with First Colombia Devco SAS is to establish business ventures in Colombia’s rapidly developing economy, with a focus on agriculture and real estate development, tourism, infrastructure, and other high growth sectors that may be identified as worth pursuing. Such enterprises are in the initial planning and investigation stages, with the initial endeavor of First Colombia Devco SAS being a pilot program for a cattle division which acquires, free ranges and resells cattle for the domestic Colombian beef market, to establish the commercial viability of such an approach.

The management, directors and officers of First Colombia Devco SAS are:

Carlos Manuel Uribe, Non-executive Chairman

Mr. Uribe has served since 2000 as general manager of Flores El Capiro S.A., the world’s largest exporter of flowers by sea freight and one of the top three largest growers of chrysanthemums in the world. Flores El Capiro’s 1,500 employees produce 130 million top-quality chrysanthemum stems per year, grown in Rionegro, Antioquia, Colombia.

Mr. Uribe is presently chairman of the board of Asocolflores. He serves on the boards of several companies: Petpack Ltd., a PET preforms and containers manufacturer; Cartama S.A., the largest avocado producer in Colombia; Pegaucho S.A.S., a Colombian adhesives/sealants producer; and Savannah Crops S.A.S., the largest MD2 pineapple producer in Colombia.

Mr. Uribe received a MBA from Southern New Hampshire University and a Bachelor’s degree in Production Engineering from E.A.F.I.T. in Medellin, Colombia. His family is a partner in Brinsa S.A., the largest salt producer in Colombia.

Andres Felipe Cock Correa, Director & COO

Mr. Cock Correa is director of special projects for PharmaCielo Colombia Holdings SAS and previously headed up development and urban planning for Terraviva. From 2002 to 2009 Mr. Cock Correa served as director of special projects for Tahami & Cultiflores SA CI, where he was responsible for development of the export foliage production program in warm weather and cold climate, tomato crops under greenhouse, paprika, strawberry and other crops to develop different natural insecticides as well as the cattle breeding and management program. He was formerly production manager at Ecoflora Ldta. working on the production and sale of natural substrates and insecticides for the floriculture sector and began his career as general manager at Propagaciones Técnicas Ltda., responsible for propagation and sale of native plants and trees.

Mr. Cock Correa received a certificate in Agricultural Business Administration from Universidad Catolica de Oriente in 1997 and is an expert in the propagation of ornamental plants. After graduating from Jorge Roblado Institute he served in the military in 1991 as second lieutenant of the reservation.

Miguel Cock Gomez, Director & CAO

Miguel Cock Gomez provides investor relations services, focused especially on assisting Colombian and Spanish-speaking clients. As part of his university studies, Miguel interned as an executive assistant to the president of PharmaCielo Colombia Holdings SAS, helping with strategy and development. He continued assisting PharmaCielo Ltd. with investor relations services following his internship.

A Medellín native, Miguel attended FLS international language school in Boston for six months to advance his English language skills after completing high school. He graduated as an International Negotiator in International Business with a focus on Project Management from EAFIT University in 2016.

Andres Berdugo, Non-executive Director

Mr. Berdugo is CEO of C.I. Jeans S.A.S., the largest garment exporter in Colombia representing nearly 45% of the total garment exports from Colombia to the US and approximately 2,000 employees. He was formerly the company’s COO, from 1994 to 2006. Mr. Berdugo is also general manager of Compretex S.A., the retail subsidiary of C.I. Jeans, which represents 10% of the total sales of C.I. Jeans, where he headed up the strategy to create the retail business.

Mr. Berdugo earned a Bachelor’s Degree in Production Engineering from Universidad E.A.F.I.T. in Medellín, specializing in International Business. He is a member of the board of directors of ANALDEX and the Textile Chamber of ANDI.

Gabriel Ochoa, Non-executive Director

Mr. Ochoa is general manager of Diseños Creativos, which he founded in 1984. The textiles company is dedicated to the creation of clothing labels, tags and shopping bags made from ecologically sustainable materials. Company clients include some of the biggest textile and clothing companies in Colombia, such as Grupo Crystal, Punto Blanco, GEF, Almacenes Tennis, Didetexco, Grupo Uribe, Chevignon, Americanino, Cueros Velez, Prointimo and Supertex.

Mr. Ochoa studied graphics arts management at Palomar College in San Diego, California, and speaks Spanish and English.

Item 9.01         Financial Statements and Exhibits

10.1	Purchase Agreement with Grupo Jaque Ltd. and First Colombia Devco SAS, dated May 10, 2018.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

First Colombia Development Corp.

/s/Christopher Hansen
Christopher Hansen
CEO, Principal Executive Officer

Date: May 18, 2018